Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

HireQuest, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Primary Offering of Securities:
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	—		—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share	—		—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	—		—	—	—	—	—
Fees to Be Paid	Equity	Warrants	—		—	—	—	—	—
Fees to Be Paid	Equity	Units	—		—	—	—	—	—
Fees to Be Paid	Equity	Rights	—		—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	(1)	457	(o)	$100,000,000	—	$100,000,000	0.0000927	$9,270
	Total Offering Amounts						$100,000,000		$9,270
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$9,270

(1)

An indeterminate aggregate initial offering price or number or amount of securities of each identified class of securities are being registered as shall have an aggregate initial offering price not to exceed $100,000,000 and as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered hereunder or pursuant to the antidilution provisions of any such securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder includes such indeterminate number of additional securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.